UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Stewart, S. Jay

   100 North Riverside Plaza
   Chicago, IL  60606
   USA
2. Issuer Name and Ticker or Trading Symbol
   Rohm and Haas Company (ROH)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/21/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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                           |6/21/9|J (1| |96,792            |A  |$46.84375  |96,792             |D     |                           |
               Common Stock|9     |)   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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        Stock Option (|$9.424  |6/21/|A   | |64,063     |A  |7/19/|7/16/|"           |64,063 |       |64,063      |D  |            |
right to buy) (2)     |        |99   |    | |           |   |90   |99   | "          |       |       |            |   |            |
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                 "    |$10.1129|6/21/|A   | |213,545    |A  |7/1/9|6/28/|"           |213,545|       |213,545     |D  |            |
                 "    |        |99   |    | |           |   |1    |00   | "          |       |       |            |   |            |
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                 "    |$12.7031|6/21/|A   | |85,418     |A  |6/29/|6/27/|"           |85,418 |       |85,418      |D  |            |
                 "    |        |99   |    | |           |   |92   |01   | "          |       |       |            |   |            |
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                 "    |$12.4367|6/21/|A   | |65,772     |A  |6/25/|6/24/|"           |65,772 |       |65,772      |D  |            |
                 "    |        |99   |    | |           |   |93   |02   | "          |       |       |            |   |            |
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                 "    |$19.8675|6/21/|A   | |46,125     |A  |8/29/|8/26/|"           |46,125 |       |46,125      |D  |            |
                 "    |        |99   |    | |           |   |94   |03   | "          |       |       |            |   |            |
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                 "    |$24.6806|6/21/|A   | |128,127    |A  |3/27/|3/24/|"           |128,127|       |128,127     |D  |            |
                 "    |        |99   |    | |           |   |95   |04   | "          |       |       |            |   |            |
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                 "    |$20.8136|6/21/|A   | |86,842     |A  |8/28/|8/25/|"           |86,842 |       |86,842      |D  |            |
                 "    |        |99   |    | |           |   |95   |04   | "          |       |       |            |   |            |
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                 "    |$22.4761|6/21/|A   | |81,432     |A  |8/26/|8/24/|"           |81,432 |       |81,432      |D  |            |
                 "    |        |99   |    | |           |   |96   |05   | "          |       |       |            |   |            |
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                 "    |$26.6462|6/21/|A   | |72,605     |A  |8/25/|8/22/|"           |72,605 |       |72,605      |D  |            |
                 "    |        |99   |    | |           |   |97   |06   | "          |       |       |            |   |            |
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                 "    |$30.7979|6/21/|A   | |61,730     |A  |8/29/|8/28/|"           |61,730 |       |61,730      |D  |            |
                 "    |        |99   |    | |           |   |98   |07   | "          |       |       |            |   |            |
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     Stock Option (rig|$21.7597|6/21/|A   | |72,944     |A  |6/21/|8/27/|"           |72,944 |       |72,944      |D  |            |
ht to buy) (2)        |        |99   |    | |           |   |99   |08   | "          |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
     (1) Shares received in the merger transaction between Morton International, Inc. and Rohm and Haas Company.
     (2) All stock options in Table II consist of conversions at adjusted share amounts and exercise prices from options in Morton International, Inc. common stock to options in Rohm and Haas
Company.
SIGNATURE OF REPORTING PERSON
/s/ S. J. Stewart
DATE
July 12, 1999